Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec

11000 México D.F., México

Explanation of Responses:

Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) beneficially owns directly 4,100,000 Bronco Shares as of March 3, 2009. Bronco Shares reported as beneficially owned by Inmobiliaria include Bronco Shares owned directly by Control Empresarial de Capitales, S.A. de C.V., a subsidiary of Inmobiliaria.

The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria. As a result, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 4,100,000 Bronco Shares beneficially owned directly by Inmobiliaria.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra Attorney-in-Fact* March 5, 2009
Marco Antonio Slim Domit

Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

*See the Powers of Attorney for the members of the Slim Family and Inmobiliaria, which are filed as exhibits to the Form 4 filed with the U.S. Securities and Exchange Commission on January 2, 2009, and the Joint Filing Agreement among the Slim Family and Inmobiliaria, which is filed as an exhibit to the Schedule 13G filed by Inmobiliaria and the members of the Slim Family with the U.S. Securities and Exchange Commission on October 22, 2008, all of which are hereby incorporated herein by reference.